Exhibit 5.1

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

goodwinlaw.com
+1 617 570 1000

July 21, 2023

Casa Systems, Inc.

100 Old River Road

Andover, MA 01810

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on July 21, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Casa Systems, Inc., a Delaware corporation (the “Company”) of up to 11,907,973 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders”.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below, including the warrant agreement dated as of June 15, 2023 by and between the Company and American Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Casa Systems, Inc.

July 21, 2023

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP